Exhibit 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)


                                         Three Months Ended    Six Months Ended
                                               July 4, 1999        July 4, 1999
                                         ------------------    ----------------

EARNINGS:

Earnings before income taxes                       $  103.9            $  161.6

Interest expense                                       29.7                59.9

Portion of rent expense representative
    of an interest factor                               6.7                13.4
                                                   --------            --------
Adjusted earnings before taxes and
    fixed charges                                  $  140.3            $  234.9
                                                   ========            ========

FIXED CHARGES:

Interest expense                                   $   29.7            $   59.9

Portion of rent expense representative
    of an interest factor                               6.7                13.4
                                                   --------            --------
Total fixed charges                                $   36.4            $   73.3
                                                   ========            ========

RATIO OF EARNINGS TO FIXED CHARGES                     3.85                3.20
                                                   ========            ========